                                                                 Exhibit (k)(ii)
                          INVESTOR SERVICING AGREEMENT

                                 by and between

                              MAN INVESTMENTS INC.
                                       and
                           MAN-GLENWOOD LEXINGTON, LLC


         AGREEMENT, made as of the ___ day of January, 2003, by and between MAN INVESTMENTS INC., ("Man") and MAN-GLENWOOD LEXINGTON, LLC, a Delaware limited liability company (the "Fund").


                                     RECITAL

         WHEREAS, Man and its affiliates are in the business of providing services to registered and unregistered investment companies; and

         WHEREAS, the Fund wishes to retain Man to facilitate, on behalf of the Fund, the provision by broker-dealers and financial advisers of personal investor services and account maintenance services ("Investor Services") to members of the Fund ("Members") that are customers of such broker-dealers and financial advisers and Man wishes to facilitate, on behalf of the Fund, the provision of Investor Services by broker-dealers and financial advisers to their customers that are Members;

         NOW THEREFORE, in consideration of the terms and conditions herein contained, the parties agree as follows:

         Section 1. Appointment of Man.

         (a) The Fund hereby authorizes Man to supply Investor Services and retain (i) broker-dealers and (ii) financial advisers whose clients purchase units of the Fund ("Units") without a sales charge, each of which broker-dealer or financial adviser has entered into an appropriate agreement with the Distributor to provide Investor Services to Members who are customers of such broker-dealers and financial advisers (the "Service Providers"). Investor Services shall include, but shall not be limited to:

         (i) handling inquiries from Members regarding the Fund, including but not limited to questions concerning their investments in the Fund, capital account balances, and reports and tax information provided by the Fund;

         (ii) assisting in the enhancement of relations and communications between Members and the Fund;

         (iii) assisting in the establishment and maintenance of Members' accounts with the Fund;

         (iv) assisting in the maintenance of Fund records containing Member information, such as changes of address; and

         (v) providing such other information and Member liaison services as may be reasonably requested by the Fund or Man.

         Section 2. Investor Servicing Fee.

         (a) In recognition of Man's Investor Services and the payments Man will make to the Service Providers that provide Investor Services, the Fund will make payments to Man for Investor Services promptly following the end of each calendar quarter. The Fund will pay Man a quarterly fee computed at the annual rate of 0.50% of the aggregate value of the Fund's outstanding Units, determined as of the last day of each calendar month and paid quarterly (before repurchases of Units) held by Members that receive Investor Services from Man or a Service Provider (the "Investor Servicing Fee").

         (b) Man may pay amounts pursuant to this Section 2 to any "affiliated person" (as that term is defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")) of Man if such affiliated person is a Service Provider.

         Section 3. Duties of Man.

         (a) Man agrees to retain the Service Providers to provide Investor Services and to compensate such Service Providers for their services.

         (b) Man shall report to the Board of Managers of the Fund (the "Board") at least annually, or more frequently as requested by the Board, regarding: (i) the nature of the Investor Services provided by the Service Providers; (ii) the amount of payments made by Man to such Service Providers; and (iii) the amount of Investor Servicing Fees paid by the Fund.

         Section 4. Liability of the Fund.

         Man understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Member or any person serving on the Board (a "Manager") personally, but bind only the Fund and the Fund's property. Man represents that it has notice of the provisions of the Fund's Limited Liability Company Agreement disclaiming Member and Manager liability for acts and obligations of the Fund.

         Section 5. Duration.

         This Agreement will take effect on the date first set forth above and remain in effect until terminated pursuant to paragraph 6 or 7 hereof.

         Section 6. Assignments or Amendment.

         Any amendment to this Agreement shall be in writing and shall be subject to the approval of the Board, including the vote of a majority of the Managers who are not "interested persons," as defined by the Investment Company Act and the rules thereunder. This Agreement shall automatically and immediately terminate in the event of its "assignment," as defined by the Investment Company Act, and the rules thereunder.

         Section 7. Termination.

         This Agreement may be terminated (i) by Man at any time without penalty upon sixty days' written notice to the Fund (which notice may be waived by the Fund); or (ii) by the Fund at any time without penalty upon sixty days' written notice to Man (which notice may be waived by Man). Any termination of this Agreement shall not affect the obligation of the Fund to pay the Investor Servicing Fee to reimburse Man for payments made to any Service Provider prior to such termination.

         Section 8. Choice of Law.

         This Agreement shall be governed by the laws of the State of Illinois applicable to agreements made and to be performed entirely within the State of Illinois (without regard to any conflicts of law principles thereof). Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act shall be resolved by reference to such term or provision of the Investment Company Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the Investment Company Act. In addition, where the effect of a requirement of the Investment Company Act reflected in any provision of this Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          MAN INVESTMENTS INC.



                                          By:
                                              ----------------------------
                                              Name:
                                              Title:



                                          MAN-GLENWOOD LEXINGTON, LLC



                                          By:
                                             ----------------------------
                                             Name:
                                             Title: